UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 28, 2021

EVELO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38473	47-5594527
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Memorial Drive

Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 577-0300

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EVLO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On January 28, 2021, Evelo Biosciences, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and Cowen and Company, LLC (collectively, the “Underwriters”), in connection with the public offering, issuance and sale by the Company of 4,500,000 shares of the of the Company’s common stock, par value $0.001 (the “common stock”) at a public offering price of $15.00 per share, less underwriting discounts and commissions, pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-231911) and a related prospectus supplement filed with the Securities and Exchange Commission. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option exercisable for 30 days to purchase up to an additional 675,000 shares of its common stock at the public offering price, less underwriting discounts and commissions (the “Option”). On January 29, 2021, the Underwriters exercised in full the Option. The closing of the offering occurred on February 2, 2021.

The Company expects to receive net proceeds from the offering of approximately $72.6 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the offering for the following purposes: (i) continue the development of EDP1815 in a Phase 2 trial in psoriasis and initiate a Phase 2 trial of EDP1815 in atopic dermatitis; (ii) prepare to advance EDP1815 in multiple Phase 3 trials in psoriasis and atopic dermatitis, upon receipt of positive Phase 2 data; (iii) continue the Phase 2 and Phase 2/3 clinical trials of EDP1815 for the treatment of hyperinflammation caused by SARs-CoV-2; (iv) advance EDP1867 in a Phase 1b trial in atopic dermatitis; (v) progress our first bacterial extracellular vesicle product candidates into the clinic, including EDP2939 for inflammation and EDP1908 for oncology; (vi) other research and development activities for additional product candidates, including advancing additional oral product candidates through preclinical development across therapeutic areas; and (vii) the remainder, if any, for working capital and other general corporate purposes. Based on the planned use of proceeds, the Company believes its cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements at least through the end of the first quarter of 2022.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Act”), other obligations of the parties and termination provisions.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities

On January 28, 2021, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with ALJ Health Care & Life Sciences Company Limited (“ALJ”) pursuant to which ALJ agreed to purchase, subject to certain conditions, $7.5 million of shares of the Company’s common stock in a private placement at a purchase price of $15.00 per share. The sale of such shares will not be registered under the Act.

Item 8.01	Other Events

Latham & Watkins LLP, counsel to the Company, has issued an opinion to the Company, dated January 28, 2021, regarding the validity of the shares of common stock to be issued and sold in the offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

1.1	Underwriting Agreement, dated January 28, 2021, by and among the Company and Morgan Stanley & Co. LLC and Cowen and Company, LLC, as representatives of the several underwriters named therein.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVELO BIOSCIENCES, INC.

Date: February 2, 2021	By:	/s/ Daniel S. Char
Daniel S. Char
General Counsel & Secretary